Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of Sirius International Insurance Group, Ltd. of our report dated August 6, 2018 relating to the financial statements and financial statement schedules, which appears in Sirius International Insurance Group, Ltd.’s final prospectus filed pursuant to Rule 424(b) on October 12, 2018, in connection with the Registration Statement on Form S-4 (File No. 333-226620), as amended. We also consent to the reference to us under the heading “Experts” in such Registration Statement.

/s/ PricewaterhouseCoopers LLP
New York, New York
November 2, 2018